EXHIBIT 10.17.9

Lease Agreement for Land Use Right and Buildings

Lessor: Zhengzhou the Second Iron & Steel Co. Ltd. (“Party A”)
Lessee: Henan Gerui Composite Material Stock Co. Ltd. (“Party B”)
This Agreement is entered into in accordance with Land Administration Law of the People’s Republic of China and other laws and regulations and on the equal, voluntary and paid principle, with the terms and conditions as follows:
Article 1  In accordance with Contract for Assignment (Transfer) of the Right to the Use of the State-owned Land (the “Assignment (Transfer) Contract”) entered into by and between Party A and Xinzheng City Land and Minerals Management Bureau, Party A has obtained the use right of the land covering an area of 109,973.39 sq.m. (“the Rented Land”) located in Shuanghu Economic Development Zone of Xinzheng City, and applied for and obtained a State-owned land use certificate (XTGY [2000] No.078) for the Rented Land. The land ownership belongs to the State, and underground resources, buried objects and municipal facilities for public use do not fall into the assignment scope of the land use right.
Article 2  Party A proposes, subject to this Agreement, to lease the Rented Land together with the buildings thereon covering an area of 36,527.57 sq.m. to Party B to serve as production premise.
Article 3  Land use right of the Rented Land and buildings rented by Party A to Party B are effective from January 1, 2008 to December 31, 2027. After this Agreement expires, at the request of Party B, if any, this Agreement shall be extended pursuant to the provisions herein, however deadline of such extension shall be separately determined by Party B at that time.
Article 4  The Rented Land hereunder serves as industrial land. Party A agrees Party B to add new buildings on the Rented Land during the lease period. However, if Party B needs to change the purpose of the land or increase plot ratio of buildings during the lease period, the party shall obtain the approval of Party A, Xinzheng City Land Management Bureau and the planning management department of Xinzheng City, enter into a modification agreement, adjust the rentals of land use right and go through land modification registration formalities.
Article 5  The rental hereunder is calculated and paid in Renminbi, which is RMB 60,900 annually from January 1, 2008 to December 31, 2009, and is increased by ten percent (10%) annually since January 1, 2010 till December 31, 2027. Party B shall pay the first rental within ten (10) days after the date of conclusion of this Agreement, and pay the rental of subsequent year in full before the last working day of each December. If Party B fails to pay the rental pursuant to this Agreement, the party shall, since the date of late payment, pay overdue fine equivalent to 0.05% of due amount on a daily basis. If such late payment lasts for 180 days and Party B still fails to pay the rental at the written request of Party A, Party A shall have the right to dissolve this Agreement, and the buildings and structures constructed by Party B shall be owned by Party A free of charge.
Article 6  After conclusion of this lease agreement, both parties shall go through lease registration formalities with the land management department as provided.
Article 7  After obtaining the use right of the Rented Land and the buildings thereon in the form of lease, Party B shall enjoy the rights and undertake the obligations stated in the existing Contract for Assignment of the Right to the Use of the Land and the land registration documents.
Article 8  For its activities of development, utilization and operation of the Rented Land hereunder, Party B shall comply with the laws and regulations of the People’s Republic of China and relevant regulations of Xinzheng City, and shall not do detriment to social and public interests. Its legitimate rights and interests are protected by law.

Article 9  Party B shall pay various taxes in relation to the Rented Land in accordance with the laws, regulations and relevant provisions of the People’s Republic of China.
Article 10  During the lease period and any extension agreed in this Agreement, Party A shall, at the request of Party B, transfer the land use right of the Rented Land and all buildings thereon hereunder to Party B at the then market price. Party B’s request to Party A of purchasing the land use right and the buildings thereon shall be made in writing, and be delivered to Party A prior to the expiration of this Agreement.
Article 11  Out of the need of social and public interests, whole or part of land use right of the Rented Land can be recalled upon the approval of Xinzheng City People’s Government. After receipt of the written notice from Xinzheng City Land Management Bureau stating the reason, geographic location, four-direction scope and date of recalling the land use right, Party A shall notify Party B within three (3) days. Party A will thus obtain compensation money, and Party B will be allocated from such compensation money through consultation between the parties according to years of use and development and utilization by Party B.
Article 12  The parties acknowledge that, from January 1, 2001 till the date of conclusion of this Agreement, Party B has been leasing from Party A the Rented Land and all buildings thereon to serve as Party B’s production premise. Whether Party B has paid in full any expenses (including but not limited to rental, liquidated damages, and overdue fine) incurred as a result of leasing of the Rented Land and all buildings thereon during this period, Party A hereby irrevocably, unconditionally and permanently waive any and all recourses in relation to such expenses.
Article 13  Conclusion, effectiveness, interpretation, fulfillment and dispute resolution of this Agreement are governed and construed by the laws of the People’s Republic of China.
Article 14  This Agreement shall come into force as of the date on which the legal representatives (or entrusted agents) of the parties sign their names and affix their companies’ official seals.
Article 15  This Agreement is made in six counterparts in original, three copies being kept respectively by Party A and Party B.
Article 16  This Agreement is entered into in Zhengzhou City on November 10, 2008.
Article 17  Any unresolved matters in this Agreement may be specified by both parties in an appendix to this Agreement, which is of the same legal authenticity as this Agreement.

(Signature page)

Party A:  Zhengzhou the Second Iron & Steel Co. Ltd. (seal)
Authorized representative (sign):

Party B:  Henan Gerui Composite Material Stock Co. Ltd. (seal)
Authorized representative (sign):